Exhibit 5

[Baker & Hostetler LLP Letterhead]

July 20, 2005

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

Ladies and Gentlemen:

We have acted as counsel to American Dental Partners, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, relating to the registration of 450,000 shares of common stock, $0.01 par value per share, of the Company for issuance under the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) and 150,000 shares of common stock, $0.01 par value per share, of the Company for issuance under the Company’s 2005 Directors Stock Option Plan (the “Directors Plan”) (collectively, the “Shares”).

In connection with the foregoing, we have examined: (a) the Second Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated By-Laws of the Company, (c) the Incentive Plan and the Directors Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the Shares available for issuance under the Incentive Plan and the Directors Plan have been duly authorized, and when issued in accordance with the Incentive Plan and the Directors Plan, respectively, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP